Mirati Therapeutics Reports First Quarter 2022 Financial Results and Recent Corporate Updates

SAN DIEGO – May 4, 2022 – Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results for the first quarter of 2022 and recent corporate updates.
“Mirati continues to make significant progress across our pipeline, as we focus on executing our ambitious goals,” said David Meek, chief executive officer, Mirati Therapeutics, Inc. “This includes working toward our first potential commercial launch in the U.S. this year with adagrasib for the treatment of patients with previously-treated KRASG12C-mutated lung cancer and advancing the adagrasib program in earlier lines of therapy and across additional tumors. In addition, we completed enrollment of our Phase 3 trial evaluating sitravatinib in advanced lung cancer, continue to enroll patients in an ongoing Phase 1 study with our MTA cooperative PRMT5 inhibitor, MRTX1719, and continue to advance our novel preclinical programs. These milestones, combined with our strong financial position enable us to continue to invest in the advancement of our broad targeted oncology portfolio and prepare to become a successful commercial stage company.”
Pipeline Updates
Adagrasib (Potent and selective KRASG12C inhibitor)
•Announced two oral presentations at the upcoming 2022 American Society of Clinical Oncology (ASCO) Annual Meeting. Presentations to include full results from the registration-enabling Phase 2 cohort of the KRYSTAL-1 study evaluating adagrasib in patients with pre-treated non-small cell lung cancer (NSCLC) harboring a KRASG12C mutation and late-breaking data on adagrasib in patients with KRASG12C-mutated NSCLC with active and untreated central nervous system (CNS) metastases.
•Presented preclinical data describing the mechanism of adagrasib CNS penetration at the 2022 American Association for Cancer Research (AACR) Annual Meeting. These data were simultaneously published in the journal of Clinical Cancer Research, which also included preliminary clinical experience in patients with active, untreated CNS metastases.
Sitravatinib (Potent TAM receptor inhibitor)
•Completed enrollment in the global, registrational Phase 3 SAPPHIRE study evaluating sitravatinib plus nivolumab (OPDIVO®)1 in second or third line non-squamous NSCLC. The Company expects to reach the number of events needed to trigger an interim analysis of overall survival in Q4 2022.
MRTX1719 (MTA Cooperative PRMT5 inhibitor)
•Enrolling patients in an ongoing Phase 1 dose escalation cohort of the Company’s investigational MTA-cooperative PRMT5 inhibitor, MRTX1719, with initial clinical data expected in 2023.

MRTX1133 (Potent and selective KRASG12D inhibitor)
•Presented preclinical results on the pharmacogenomics of the Company’s investigational KRASG12D inhibitor, MRTX1133, at the 2022 AACR Annual Meeting. The Company plans to file an IND application for this program in the second half of 2022.
MRTX0902 (Potent SOS-1 inhibitor)
•Presented preclinical results on the design and discovery of the Company’s investigational SOS1 inhibitor, MRTX0902, at the 2022 AACR Annual Meeting. The Company expects to file an IND application for this program in the second half of 2022.
First Quarter 2022 Financial Results
•Ended the first quarter with approximately $1.3 billion in cash, cash equivalents, and short-term investments.
•Research and development expenses for the first quarter of 2022 were $131.0 million, compared to $104.1 million for the same period in 2021. The increase in research and development expenses is primarily due to an increase in salaries and other employee-related expense, which includes an increase in share-based compensation expense, an increase in expense associated with the development of adagrasib, sitravatinib and MRTX1719, an increase in preclinical and early discovery activities, as well as an increase in other research and development costs, offset by a decrease in expense for MRTX1133. The Company recognized research and development-related share-based compensation expenses of $26.3 million during the first quarter of 2022, compared to $14.5 million for the same period in 2021.
•General and administrative expenses for the first quarter of 2022 were $54.0 million, compared to $28.4 million for the same period in 2021. The increase is due to an increase in salaries and other employee-related expenses, which includes an increase in share-based compensation expense, an increase in professional services expense primarily associated with commercial scale up, an increase in insurance, rent and other facilities-related costs. The Company recognized general and administrative-related share-based compensation expenses of $16.6 million in the first quarter of 2022, compared to $10.2 million for the same period in 2021.
•Net loss for the first quarter of 2022 was $188.4 million, or $3.40 per share basic and diluted, compared to a net loss of $135.7 million, or $2.67 per share basic and diluted for the same period in 2021.
Conference Call Information
There will be a conference call on May 4, 2022 at 4:30 p.m. ET/ 1:30 p.m. PT during which company executives will review financial information for the first quarter of 2022 and provide a corporate update.
Investors and the general public are invited to listen to a live webcast of the call at the “Investors and Media” section on Mirati.com or by dialing the U.S. toll free +1 313-209-4906 or international +1 800-406-5356, confirmation code: 6391007.
A replay of the call will be available approximately 2 hours after the event has ended at the same website.
About Mirati Therapeutics, Inc.
Mirati Therapeutics, Inc. is a clinical-stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Unified for patients, Mirati’s vision is to unlock the science behind the promise of a life beyond cancer. For more information about Mirati, visit us at Mirati.com or follow us on Twitter, LinkedIn and Facebook.
Forward Looking Statements
This press release contains certain forward-looking statements regarding the business of Mirati Therapeutics, Inc. (“Mirati”). Any statement describing Mirati’s goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati’s drug development pipeline, including without limitation adagrasib (MRTX849), sitravatinib, MRTX1133, MRTX1719 and MRTX0902, is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.
Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati’s programs are described in additional detail in Mirati’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov). Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.
Mirati Contacts
Investor Relations: ir@mirati.com
Media Relations: media@mirati.com
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1OPDIVO® (nivolumab) is a registered trademark of Bristol Myers Squibb

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2022	2021
Assets
Current assets
Cash, cash equivalents and short-term investments	$1,326,474	$1,491,340
Other current assets	16,643	16,643
Total current assets	1,343,117	1,507,983
Property and equipment, net	17,177	15,824
Long-term investment	3,141	8,218
Right-of-use asset	37,229	37,680
Other long-term assets	20,635	19,049
Total assets	$1,421,299	$1,588,754

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$27,938	$35,163
Accrued liabilities	95,633	108,495
Total current liabilities	123,571	143,658
Lease liability	45,829	45,879
Other liabilities	2,617	2,179
Total liabilities	172,017	191,716

Shareholders’ equity	1,249,282	1,397,038

Total liabilities and shareholders’ equity	$1,421,299	$1,588,754

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Three Months Ended March 31,
	2022	2021
	(unaudited)
Revenue
License and collaboration revenues	$709	$—
Total revenue	709	—
Expenses
Research and development	130,976	104,071
General and administrative	53,951	28,350
Total operating expenses	184,927	132,421
Loss from operations	(184,218)	(132,421)
Other expense, net	(4,168)	(3,259)
Net loss	$(188,386)	$(135,680)
Unrealized loss on available-for-sale investments	(4,802)	(303)
Comprehensive loss	$(193,188)	$(135,983)
Net loss per share, basic and diluted	$(3.40)	$(2.67)
Weighted average common shares outstanding, basic and diluted	55,469	50,779